CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our reports dated March 22, 2010, relating to the financial statements of Teucrium Trading, LLC and Teucrium Commodity Trust, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein, Kass & Company, P.C.
Rothstein, Kass & Company, P.C.

Roseland, New Jersey
June 14, 2010